Exhibit 4.13
ASSET PURCHASE AGREEMENT
between
LDK SOLAR CO., LTD.
and
BEST SOLAR CO., LTD.
Dated as of January 29, 2010

i

ii

Page
Section 9.11 Governing Law and Jurisdiction	24
Section 9.12 Counterparts	25
Section 9.13 Headings	25
Section 9.14 Time is of the Essence	25
Section 9.15 Mutual Drafting	25

ANNEXES

Annex A Purchased Assets
Annex B Excluded Assets
Annex C Excluded Liabilities

SCHEDULES

Schedule 3.10 Certain Contracts
Schedule 3.18 Real Property
Schedule 5.4 Insurance

iii

     ASSET PURCHASE AGREEMENT, dated as of January 29, 2010 (the “Agreement”), between LDK Solar Co., Ltd., a company incorporated in the Cayman Islands (“Purchaser”) and Best Solar Co., Ltd., a company incorporated in the Cayman Islands ( “Seller”).
W I T N E S S E T H:
     WHEREAS, Purchaser, a leading manufacturer of multicrystalline solar wafers and a wafer processing service provider to monocrystalline and multicrystalline solar cell and module manufacturers, is a reporting issuer under the U.S. securities laws with its shares represented by American depositary shares listed on the New York Stock Exchange (“NYSE”) and is majority-owned by LDK New Energy Holding Limited (“LDKNE Holding”);
     WHEREAS, Seller, a large manufacturer of solar modules and large provider of solar panel solutions possessing the relevant product qualifications in several jurisdictions, is a private company wholly owned by LDKNE Holding;
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on a going concern basis, all of the existing solar module business in mainland China, owned directly or indirectly by Seller (the “Transferred Business”), at the net book value of such solar module business to be determined by Orient Appraisal Co., Ltd., a certified public accounting firm in mainland China, independent of both the Purchaser and Seller, all on the terms and subject to the conditions set forth herein; and
     WHEREAS, the parties hereto desire that, on the terms and subject to the conditions set forth herein, Seller sell to Purchaser, and Purchaser purchase from Seller, the Purchased Assets referred to in Section 2.1.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Specific Definitions. In this Agreement:
     “Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall mean this Agreement, including the schedules and annexes hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
     “Best Reasonable Efforts” shall mean the diligent, good faith efforts that a reasonably prudent Person desirous of achieving a result in an economically reasonable manner would use in similar circumstances to achieve the desired result. The obligation of a Person under this Agreement to use Best Reasonable Efforts to achieve a result that benefits another party to this Agreement requires such Person to use the same resources that such Person would have reasonably used in achieving a similar result that would have benefited such Person.

ANNEX A
     “Books and Records” shall mean information that is recorded or maintained by Seller as evidence of the function, policies, procedures, decisions, activities, or internal and external transactions of the Purchased Assets or the Transferred Business, including, without limitation, all books, ledgers, files, reports, plans, operating records, correspondence, memoranda, papers, plans, maps, drawings, diagrams, pictorial or graphic works, photographs, film, microform, sound recordings, videotapes, machine-readable records, electronic mail (“e-mail”), and tangible copies of the Retained Intellectual Property, in each case Related to the Purchased Assets or the Transferred Business and regardless of its physical or electronic form or other characteristics.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in mainland China are authorized or obligated by law or executive order to close.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Contracts” shall mean the agreements, contracts, leases, purchase orders, service orders, arrangements, commitments and non-governmental licenses, whether written or oral, that are Related to the Transferred Business except to the extent included in the Excluded Assets or Excluded Liabilities.
     “Encumbrances” shall mean liens, charges, encumbrances, security interests, options, rights of way, written agreements, mortgages or deeds of trust, rights of first refusal, easements, restrictive covenants, encroachments, survey defects or any other restrictions or third party rights or claims.
     “Environmental Law” shall mean any applicable law (including common law), regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Authority (i) relating to the protection of the environment (including air, water, soil and natural resources) or human health and safety, (ii) the use, storage, handling, presence, release or disposal of, or any exposure to, any Hazardous Substances or (iii) noise, odor or electromagnetic emissions.
     “Environmental Permits” shall mean all Governmental Authorizations issued under or pursuant, or relating, to any Environmental Law.
     “Excluded Liabilities” shall mean the Liabilities that are not “Assumed Liabilities” referred to in Section 2.3, and shall include, without limitation, the “Excluded Liabilities” expressly listed in Section 2.4 and Annex C.
     “Final Date” shall mean the 70th calendar day following the date of this Agreement.
     “Governmental Approval” shall mean any license, permit, certificate, consent, validation or other authorization, approval or action of any Governmental Authority required in connection with the transfer or assignment of any Purchased Asset or otherwise in connection with the execution, delivery or performance by Seller of this Agreement.
     “Governmental Authority” shall mean any domestic or foreign supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.
     “Governmental Authorization” shall mean any license, permit, certificate, consent, validation or other authorization, approval or action of any Governmental Authority required to own and operate the Purchased Assets as currently operated by Seller under applicable Laws prior to the Closing.
     “Hazardous Substance” shall mean any substance listed, defined, designated, classified or regulated pursuant to any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos containing material, lead containing materials and black mold.

ANNEX A
     “Intellectual Property” shall mean all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), computer software (including software, data, source code and related documentation) copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
     “Intellectual Property Contracts” shall mean all agreements concerning Intellectual Property to which Seller is a party, including, without limitation, agreements granting either of Seller rights to use the Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use material and/or Registered Intellectual Property, trademark coexistence agreements and trademark consent agreements.
     “IT Assets” shall mean Seller’s owned and leased printers, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, electronic data, data storage media, backup media (including offsite stored media), original software distribution media and all other information technology equipment, and all associated documentation.
     “Knowledge” of Seller as to a matter that is the subject of a representation, warranty or condition shall mean (a) the actual knowledge as to any such matter of Seller and (b) the actual knowledge that a prudent business person in such position would reasonably be expected to have in light of such Person’s title and responsibilities, and after reasonable inquiry of subordinates.
     “Law” shall include any law, statute, ordinance, rule, regulation, permit, license, authorization, order, judgment, injunction or decree of any Governmental Authority and, without limiting the generality of the foregoing, any Governmental Authorization.
     “Liability” shall mean any debt, liability, guarantee, commitment or other obligation (contingent or otherwise), known or unknown, matured or unmatured, due or to become due, accrued or unaccrued.
     “Licensed Intellectual Property” shall mean the Intellectual Property that Seller is licensed or otherwise permitted by other Persons to use.
     “Material Adverse Change” shall mean an event that has had, or is reasonably likely to have, a Material Adverse Effect.
     “Material Adverse Effect” shall mean an effect that is materially adverse to the value of the Transferred Business or the Purchased Assets or materially adverse to the business, financial condition or results of operations of the Transferred Business.
     “Out-of-Pocket Expenses” shall mean payments by a Person to a third party and shall not include compensation paid to such Person’s employees.
     “Person” shall mean an individual, a company, a corporation, a partnership, an association, a trust or other entity or organization or any Governmental Authority.

ANNEX A
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
     “Regulatory Requirements” means the policies, rules, decisions and regulations of or issued by, and any undertakings or commitments made by Seller to, or agreed by Seller with any Governmental Authority.
     “Related to” shall mean primarily related to, or used or intended to be used or held for use primarily in connection with.
     “Related to the Purchased Assets” shall mean primarily related to, or used or intended to be used or held prior to the Closing for use primarily in connection with, the Purchased Assets.
     “Subsidiary” shall mean any Person 50% or more of the equity interests in which are beneficially owned directly or indirectly by Seller.
     “Successor” or “successor” shall mean the legal successor to any Person in connection with any amalgamation, merger, reorganization or equivalent thereof and shall include, without limitation, the purchaser of all or substantially all of the assets of such Person; provided that Purchaser will not be Successor to Seller.
     “Taxes” shall mean taxes, fees, duties or other charges imposed by any Governmental Authority, including, but not limited to income, franchise, gross receipts, gains, capital, value added, ad valorem, respective severance, property, production, sales, use, transfer, stamp, documentary, recording, registration, license, excise, employment, occupation, pension plan, withholding, payroll, minimum taxes, windfall profit taxes or similar taxes, fees, duty or other charges together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
     “Trade Accounts Payable” shall mean all trade accounts payable for the purchase of goods or services related to the Purchased Assets or the Transferred Business.
     “Trade Secrets” shall mean confidential information, trade secrets and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
     “Transferred Intellectual Property” shall mean all Intellectual Property that is owned by Seller and Related to the Transferred Business.

ANNEX A
     Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Term	Section
Agreement	Preamble
Assumed Liabilities	2.3
Chosen Courts	9.10
CIETAC	9.11(b)
Closing Date	2.6
Entitlement Party	2.1
Excluded Assets	2.2
LDKNE Holding	Recitals
Notifying Party	5.12(a)
NYSE	Recitals
Purchase Price	2.5
Purchaser	Preamble
Real Property	3.18(b)
Receiving Party	2.1
Retained Intellectual Property	5.10(b)
Seller	Preamble
Transferred Business	Recitals

ANNEX A
     Section 1.2 Other Definition Provisions.
     (a) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (c) The terms “dollars” and “$” shall mean United States dollars.
     (d) The terms “renminbi” and “RMB” shall mean the currency of mainland China.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
     Section 2.1 Purchase and Sale of the Purchased Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned or delivered, to Purchaser, and Purchaser shall purchase from Seller, good title to all right, title and interest of Seller in and to the assets set forth on Annex A hereto, whether tangible or intangible, except for the Excluded Assets, free and clear of any Encumbrances (other than Encumbrances that constitute Assumed Liabilities) to which Purchaser would be subject following the Closing Date (the “Purchased Assets”). In the event it is determined following the Closing that any asset that should have been transferred to Purchaser in order for the representations and warranties of Seller in Section 3.2 to be true but was not, such asset shall also constitute Purchased Assets and shall be transferred, without charge, to Purchaser. If, after the Closing Date, Seller, on the one hand, or Purchaser, on the other hand (the “Receiving Party”), receives any funds which, pursuant to the terms of this Agreement, belong to the other party (the “Entitlement Party”), the Receiving Party shall hold such funds in trust for, and immediately pay over such funds to, the Entitlement Party.
     Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall exclude all assets and properties of Seller and any Affiliate of Seller other than those assets and properties included in the definition of Purchased Assets (all such assets herein referred to as the “Excluded Assets”), including, without limitation, the assets listed on Annex B hereto.
     Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser shall deliver to Seller any required instruments of assumption in form and substance reasonably satisfactory to Seller pursuant to which Purchaser shall assume and agree to discharge (a) the Trade Accounts Payable as of the Closing Date and (b) any Liability arising on or after the Closing Date in connection with the ownership of the Purchased Assets by Purchaser or its Affiliates on or after the Closing Date (the “Assumed Liabilities”).
     Section 2.4 Excluded Liabilities. The only Liabilities which Purchaser shall assume and to which the Purchased Assets shall be subject are the Assumed Liabilities and all other Liabilities shall be retained by Seller. For the avoidance of doubt, the Liabilities listed below are excluded and shall not be assumed or discharged by Purchaser or its Affiliates and instead shall be retained by Seller:
     (a) All Liabilities arising out of or relating to the Excluded Assets;
     (b) All Liabilities for Transfer Taxes imposed or assessed as a result of the transactions effected pursuant to this Agreement;
     (c) All Liabilities of Seller with respect to any indebtedness for borrowed money;

ANNEX A
     (d) All Liabilities of Seller relating to claims for overcharges made or billed prior to the Closing Date;
     (e) Any Liabilities or obligations of Seller under any Contract related to breaches by Seller of its obligations thereunder occurring prior to the Closing Date;
     (f) All Liabilities of Seller or its Affiliates for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other persons serving in a fiduciary capacity at the request of) of Seller or its Affiliates based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing Date;
     (g) All Liabilities of Seller or its Affiliates arising out of matters occurring, or obligations incurred, after the Closing Date;
     (h) All Liabilities of Seller for any professional, financial advisory or consulting fees and expenses incident to, or arising out of, the negotiation, preparation, approval or authorization of this Agreement or the transactions contemplated hereby or any other proposed transaction for the direct or indirect sale of the Transferred Business or any portion thereof or any Purchased Assets, including, without limitation, the fees, expenses and disbursements of Seller’s counsel, accountants, auditors and financial advisors;
     (i) All Liabilities arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory, seeking compensation for or relating to injury to person or damage to property arising out of the conduct of the Transferred Business or ownership of the Purchased Assets prior to the Closing Date;
     (j) All Liabilities relating to any Environmental Law or the presence of, or exposure to, any Hazardous Substance arising out of the ownership or operation of the Purchased Assets or the Transferred Businesses prior to the Closing Date regardless of whether such Liabilities arise before or after the Closing Date and including any circumstances or conditions that arise before the Closing Date and continue through the Closing Date;
     (k) All Liabilities arising from the ownership or operation of assets or businesses other than the Purchased Assets and the Transferred Business;
     (l) Any payment obligations of Seller for goods delivered or services rendered (other than the Trade Accounts Payable);
     (m) All Liabilities with respect to any Persons at any time employed by Seller or its Affiliates in connection with the operation or ownership of the Transferred Business or the Purchased Assets, including, without limitation, all liabilities for severance pay, accrued vacation, personal time off and sick pay, whether known or unknown, fixed or contingent, which arise out of events occurring prior to employment of any of such Persons, if at all, by Purchaser;
     (n) All Liabilities arising from the ownership or operation of the Transferred Business or the Purchased Assets prior to the Closing Date (including, without limitation, Liabilities for Taxes, but excluding Assumed Liabilities);
     (o) All Liabilities arising out of Seller’s failure or alleged failure to comply with any law, statute or order, or with any rule, regulation or policy of any Governmental Authority; and
     (p) All Liabilities described in Annex C.

ANNEX A
     Section 2.5 Purchase Price. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser agrees to pay to Seller the purchase price of RMB 144,544,400.00 (the “Purchase Price”).
     Section 2.6 Closing. The Closing shall take place at the offices of Seller, 6/F Administrative Building, 1368 Wuzhong District, Suzhou, Jiangsu Province 215104, People’s Republic of China at 3:00 p.m. Beijing time, on the date hereof or such other date as the Purchaser may designate in writing. The date on which the Closing occurs is called the “Closing Date”.
     Section 2.7 Deliveries by Purchaser.
     (a) At the Closing, Purchaser shall deliver the following to Seller:
     (i) The Purchase Price in immediately available funds, which shall be paid by wire transfer to the account designated in writing by the Seller;
     (ii) Such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities; and
     (iii) The certificates and other documents referred to in Section 7.2 to be delivered by Purchaser.
     Section 2.8 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:
     (a) Bills of sale, assignments and any other customary instruments of sale and conveyance, in form and substance reasonably acceptable to Purchaser, transferring to Purchaser all Purchased Assets;
     (b) The Books and Records;
     (c) The certificates and other documents referred to in Section 9.1 to be delivered by Seller;
     (d) Such other instruments or documents, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect the Closing;
     (e) An Assignment and Assumption of Leases executed by Seller, assigning Seller’s right, title and interest in the leases to the Real Property to Purchaser, the consent of landlords under the leases for the Real Property and estoppel certificates executed by the lessors of the Real Property, or any other similar documents required to effect the assignment and assumption of the leases to the Real Property to Purchaser; and
     (f) Any transfer Tax forms required by law to be completed by Seller and the payment of any Taxes imposed by law or this Agreement upon Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller jointly and severally represents and warrants to Purchaser as follows:
     Section 3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own and operate the Purchased Assets as currently owned and operated by it. Seller is

ANNEX A
duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets by it requires such qualification.
     Section 3.2 Purchased Assets. The Purchased Assets are sufficient to enable Purchaser immediately following the Closing to conduct the Transferred Business in substantially the same manner as the Transferred Business has been operated by Seller in the past.
     Section 3.3 Corporate Authorization. Seller has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent (including, without limitation, any action by Seller’s shareholders) is required in connection with the execution, delivery and performance by Seller of this Agreement.
     Section 3.4 Consents and Approvals. No Governmental Approvals are required to be obtained by Seller, and no notice or filing is required to be given by Seller to, or made by Seller with, any Governmental Authority or other Person in connection with the execution, delivery or performance by Seller of this Agreement.
     Section 3.5 Non-Contravention. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate any provision of the articles of incorporation, by-laws or other organizational documents of Seller, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under, any Contract or result in the creation of any Encumbrance upon any of the Purchased Assets that will not be discharged in full on or prior to the Closing or (c) assuming the consents, approvals, waivers, authorizations, notices and filings set forth in Section 4.3 are obtained, given or made, violate, result in a breach of or constitute a default under any Law.
     Section 3.6 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms, subject in the case of Seller’s obligation to transfer the Purchased Assets, to obtaining, giving or making the consents, approvals, waivers, authorizations, notices and filings set forth in Section 4.3.
     Section 3.7 Litigation and Claims.
     (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, arbitration proceeding or investigation pending or, to the Knowledge of Seller, threatened, involving Seller or the Purchased Assets, before any arbitration tribunal, domestic or foreign, or before any Governmental Authority.
     (b) Seller has not been charged with, nor to the Knowledge of Seller, is Seller under investigation with respect to, any violation of any provision of any Law with respect to the Purchased Assets or the conduct of the Transferred Business.
     (c) None of the Purchased Assets or Seller is subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Authority of competent jurisdiction or any arbitrator or arbitrators.

ANNEX A
     Section 3.8 Property, Equipment and Other Purchased Assets.
     (a) Except for this Agreement, Seller is not obligated under or a party to any option, right of first refusal or other contractual right to sell, lease or dispose of the Purchased Assets or any portion thereof or interest therein.
     (b) Seller has good title to the Purchased Assets purported to be owned by it, free and clear of any Encumbrances (other than Encumbrances that would constitute Assumed Liabilities) to which Purchaser or such Purchased Assets would be subject following the Closing Date. All material assets included in the Purchased Assets are in good and working condition for use in the ordinary course consistent with Seller’s past practice, and Seller has performed regular maintenance on the Purchased Assets owned by it in accordance with Seller’s past practice.
     Section 3.9 Intellectual Property.
     (a) Seller exclusively owns (beneficially, and of record where applicable) all Transferred Intellectual Property, free and clear of all Encumbrances. The Transferred Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller’s use thereof or their rights thereto. Seller has sufficient rights to use all Intellectual Property used in the Transferred Business as presently conducted and to be used in the Transferred Business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Knowledge of Seller, no person is violating any Transferred Intellectual Property right or other Intellectual Property right that Seller holds exclusively.
     (b) Each Intellectual Property Contract is legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. No claim has been threatened or asserted that Seller or, to the Knowledge of Seller, any other Person, has breached any Intellectual Property Contract. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by Seller or, to the Knowledge of Seller, any other Person under any Intellectual Property Contract. No party to any Intellectual Property Contract has given Seller notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Intellectual Property Contract. Neither Seller, nor to the Knowledge of Seller, any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. To the extent that Licensed Intellectual Property is sublicensed to Seller by a third person, Seller’s sublicensed rights shall continue in full force and effect even if the principal third person license terminates for any reason. Consummation of the transactions contemplated by this Agreement will not place Seller in breach or default of any Intellectual Property Contract, or trigger any modification, termination or acceleration thereunder, or effect any license under or encumbrance on Intellectual Property. To the Knowledge of Seller, the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller’s use thereof or its rights thereto.
     (c) There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against Seller, or to the Knowledge of Seller, any other Person, concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property now or previously used in the Transferred Business. To the Knowledge of Seller, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists.
     (d) Seller’s ownership, manufacture, use, operation and sale of Purchased Assets do not violate and have not during the five years immediately preceding the date of this Agreement violated any Intellectual Property rights of any Person.

ANNEX A
     (e) Seller owns exclusively and possesses legally enforceable rights to use all of the Transferred Intellectual Property.
     (f) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller in connection with the Transferred Business, and have not materially malfunctioned or failed within the past three years. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of Seller, no person has gained unauthorized access to the IT Assets. Seller has implemented reasonable backup and disaster recover technology consistent with industry practices. To the Knowledge of Seller, none of the IT Assets contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
     (g) Seller has taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets that are owned, used or held by either of Seller, and to the Knowledge of Seller, such Trade Secrets have not been used by, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements and those agreements have not been breached. To the Knowledge of Seller, none of Seller’s current employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller in the furtherance of the Transferred Business, which patents or applications have not been assigned to Seller. All of Seller’s current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of Seller. To the Knowledge of Seller, Seller’s employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employee’s contractual obligations to any third person.
     Section 3.10 Certain Contracts.
     (a) Schedule 3.10 contains a list of all Contracts in existence as of the date hereof included among the Purchased Assets including, without limitation, distributorship, wholesaler or group purchasing agreements and (ii) Contracts between Seller and its suppliers or customers.
     (b) Except as set forth in Schedule 3.10, each of the Contracts listed in Schedule 3.10 is valid, binding and enforceable against Seller and the other parties thereto in accordance with its terms, and in full force and effect, subject, in the case of enforceability against the other parties thereto, to bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to such other parties which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of equitable remedies as might apply to the other parties thereto. Except as set forth in Schedule 3.10, Seller has performed all material obligations required to be performed by Seller under each Contract listed in Schedule 3.10. Except as set forth in Schedule 3.10, neither Seller nor any other party thereto is in default under any Contract listed in Schedule 3.10 (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default by Seller or any other party thereto) and no event has occurred or failed to occur that would adversely affect a Seller’s rights thereunder.
     (c) Except as set forth in Schedule 3.10, none of the Contracts bind or purport to bind any Affiliate of Seller.
     (d) Except for this Agreement, Seller is not a party to any Contract limiting the freedom of any of Seller or any of their Affiliates to engage in any line of business or to compete with any Person.

ANNEX A
     Section 3.11 Compliance with Laws.
     (a) The Purchased Assets have been at all relevant times, and are being, operated in substantial compliance with all applicable Laws.
     (b) Seller has complied in all respects with all Regulatory Requirements applicable to, and with the terms and conditions of, the Governmental Authorizations.
     Section 3.12 Governmental Authorizations. Seller has obtained validly existing material Governmental Authorizations (including, without limitation, Environmental Permits) Related to the Purchased Assets or to the current use of the Purchased Assets. Seller has all Governmental Authorizations necessary for the lawful operation of the Transferred Business and the Purchased Assets as currently operated and there is no action pending, nor, to the Knowledge of Seller, threatened, before any Governmental Authority to revoke, refuse to renew, suspend or modify any of the Governmental Authorizations, or any action which is reasonably likely to result in the denial of any pending applications of Seller. Seller has not received notice from any Governmental Authority to the effect that any additional Governmental Authorizations are required for such operation, and no Governmental Authorizations are required but which have not been obtained. By reason of the consummation of the transactions contemplated by this Agreement, subject to the receipt of Governmental Approvals and entry of the Sale Order: (a) none of the rights of Seller under such Governmental Authorizations will be impaired and (b) all of the rights of Seller under such Governmental Authorizations will be enforceable by Purchaser without the consent or agreement of any party other than those obtained by Seller prior to the Closing.
     Section 3.13 Collective Bargaining Agreements. Seller is not a party to or bound by any labor agreement or collective bargaining agreement with respect to its employees, and there is not any pending, or threatened, strike, walkout or other work stoppage or any union organizing effort by or respecting its employees.
     Section 3.14 Transactions with Affiliates.
     (a) Other than transactions between Seller and Purchaser, between Seller and LDKNE Holding, and between Seller and Seller’s sole shareholder, Mr. Xiaofeng Peng, there have been no transactions, agreements, arrangements or understandings between either of Seller, on the one hand, and any of their respective Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933 (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).
     (b) (i) No officer or director of Seller owns, directly or indirectly, any interest in (excepting securities in Purchaser and not more than one percent stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person (other than Purchaser or LDKNE Holding) which is a competitor, lessor, lessee, customer or supplier of Seller, and (ii) no officer or director of Seller (A) owns, directly or indirectly, in whole or in part, any of the Intellectual Property that is used in connection with the operation or administration of the Transferred Business, (B) has asserted any claim, charge, action or cause of action against either of Seller, except for immaterial claims for accrued vacation pay, accrued benefits under any compensation and benefit plans and similar matters and agreements existing on the date hereof, and Seller has no knowledge of any basis for such claims, charges, actions or causes of action, (C) has made, on behalf of Seller, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person (other than Purchaser or LDKNE Holding) of which any officer or director of Seller, or, to the Knowledge of Seller, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly-held and traded companies), or (D) owes any money to Seller (except for reimbursement of travel, lodging and entertainment expenses in the ordinary course of business consistent with past practice).

ANNEX A
     Section 3.15 Accuracy of Copies. The copies of documents delivered or made available by any of Seller to Purchaser pursuant to the terms of this Agreement are complete and accurate in all material respects.
     Section 3.16 Financial and Business Information. The Annexes and Schedules to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
     Section 3.17 Environmental Matters. (i) The Purchased Assets have complied at all times with all applicable Environmental Laws; (ii) the Purchased Assets (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substance which could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) no property adjacent to the Purchased Assets has been contaminated with any Hazardous Substance which contamination could reasonably be expected to require investigation or remediation on the Purchased Assets pursuant to any Environmental Law; (iv) Seller is not liable for any Hazardous Substance disposal or contamination on any third party property relating to the ownership or operation of the Purchased Assets; (v) Seller has not received any notice, demand, letter, claim or request for information alleging that the Purchased Assets may be in violation of or subject to liability under any Environmental Law; (vi) the Purchased Assets are not subject to any order, decree, injunction, indemnity or other agreement with any Government Authority or any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving the Purchased Assets that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law; and (viii) Seller has made available to Purchaser copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in their possession relating to the Purchased Assets.
     Section 3.18 Real Property.
     (a) Schedule 3.18 sets forth a complete schedule of all leased property included among the Purchased Assets (the “Real Property”). Seller has furnished to Purchaser a true and complete description of the applicable leases and all amendments, and other documents affecting the obligations of the parties thereto. Seller has furnished to Purchaser complete and accurate copies of the lease agreements relating to each such property. All such leases (i) are valid, binding and enforceable in accordance with their terms, (ii) are in full force and effect and there are no existing defaults by Seller thereunder and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder and (iii) were negotiated on an arms’ length basis and are renewable on the same or substantially similar terms.
     (b) The major structural elements of the improvements on the Real Property, including, without limitation, the roof, mechanical, electrical, heating, ventilating and air conditioning systems and plumbing systems, are in good working order.
     (c) The present improvements located on and the present use of the Real Property do not violate any zoning, or similar land use law, regulation, ordinance, permit or order.
     (d) There are no actions or proceedings pending, or to the Knowledge of Seller, threatened against or relating to the ownership, use, possession or operation of the Real Property, including, without limitation, actions for condemnation of any part thereof.
     Section 3.19 Advisors’ Fees. Neither Seller nor its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees or consultants or advisors’ fees in connection with the transactions contemplated by this Agreement.

ANNEX A
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as follows:
     Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification.
     Section 4.2 Corporate Authorization. Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent (including, without limitation, any action by Purchaser’s shareholders) is required in connection with the execution, delivery and performance by Purchaser of this Agreement.
     Section 4.3 Consents and Approvals. Except for such Governmental Approvals where the failure to obtain such Governmental Approval or to provide such notice to or make such filing with a Governmental Authority would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, no Governmental Approval is required to be obtained by Purchaser from, and no notice or filing is required to be given by Purchaser to or with, any Governmental Authority or other Person in connection with the execution, delivery or performance by Purchaser of this Agreement.
     Section 4.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Purchaser or (b) assuming the consents, approvals, waivers, authorizations, notices and filings set forth in Section 4.3 are obtained or given or made, violate or result in a breach of or constitute a default under any Law or any contract, arrangement or agreement to which Purchaser is subject, except for such violations, conflicts and breaches as in the aggregate will not have a material adverse effect on Purchaser’s ability to close the transactions contemplated hereby.
     Section 4.5 Binding Effect. This Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, liquidation, amalgamation, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
ARTICLE V
CERTAIN COVENANTS
     Section 5.1 Access. Prior to the Closing, Seller shall permit Purchaser, its Affiliates and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Books and Records and to the Purchased Assets and personnel who work with the Purchased Assets, and shall furnish, or cause to be furnished, to Purchaser, any data and other information that is reasonably available with respect to the Purchased Assets as Purchaser shall from time to time reasonably request. Seller shall instruct its accountants and advisers to cooperate with Purchaser, its Affiliates and their representatives and to provide Purchaser, its Affiliates and their representatives with reasonable access to such accountants (including their data and work papers, subject to Purchaser, its Affiliates and their representatives complying with any confidentiality, limitation of liability and other requirements of the

ANNEX A
accountants with respect to access to their work papers) and advisers. Seller shall use Best Reasonable Efforts to facilitate meetings between Purchaser and customers of Seller designated by Purchaser. Seller
     Section 5.2 Conduct of Business.
     (a) During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise agree in writing in advance, Seller shall use its Best Reasonable Efforts to conduct the Transferred Business and operate the Purchased Assets in the ordinary and usual course, to preserve intact all business and relationships with third parties Related to the Transferred Business and keep available their present employees whose primary responsibilities are Related to the Transferred Business. During the period from the date hereof to the Closing Date, except as otherwise provided for in this Agreement or as Purchaser shall otherwise consent, Seller covenants and agrees that, with respect to the operation of the Purchased Assets, it shall use its Best Reasonable Efforts to:
     (i) maintain the Purchased Assets in accordance with Seller’s past practice and not remove any equipment included in the Purchased Assets, except for replacements, modifications or maintenance in the ordinary course of business;
     (ii) operate the Purchased Assets in accordance with applicable Law, including applicable Regulatory Requirements;
     (iii) deliver to Purchaser, promptly after filing, copies of any reports, applications or responses to any Governmental Authority or any communications from any Governmental Authority or any other party directed to any Governmental Authority related to the Purchased Assets which are filed between the date of this Agreement and the Closing Date;
     (iv) promptly and fully cure all violations of Law and Regulatory Requirements that relate to the Transferred Business and pay any fines which may be assessed by any Governmental Authority for any such violation when such fines are ultimately due;
     (v) continue to address quality concerns in accordance with any undertakings or commitments made by Seller to, or agreed by any of Seller with any Governmental Authority;
     (vi) maintain all product registrations and all applicable licenses;
     (vii) perform on a timely basis all obligations required to be performed by them under all Contracts according to their respective terms and provide prior notice of renewal or a decision not to renew such agreement;
     (viii) continue pricing, marketing and sales practices consistent with past practices and applicable market conditions;
     (ix) perform on a timely basis all obligations required to be performed under Seller’s employee benefit plans and policies and all other obligations to employees; and
     (x) furnish to Purchaser (A) not later than two Business Days prior to the execution by Seller of any Contract, written notice of the proposed execution of such Contract and a copy thereof, and (B) furnish to Purchaser, as promptly as practicable after the execution of any such Contract, a copy of the executed version thereof;
     and it shall not with respect to the Purchased Assets:
     (xi) incur any Trade Accounts Payable other than Trade Accounts Payable in the ordinary course of business consistent with the recent past practice of the Transferred Business.

     (xii) incur, create or assume any Encumbrance upon any of the Purchased Assets that will not be discharged on or prior to the Closing Date;
     (xiii) incur any indebtedness for money borrowed which would be an Assumed Liability;
     (xiv) take any action or enter into any transaction that would adversely affect in any material respect Purchaser’s ability to operate the Transferred Business as presently operated;
     (xv) enter into any material transaction Related to the Purchased Assets, except in the ordinary course of business consistent with the past practice of the Transferred Business;
     (xvi) modify, terminate, amend or grant any waiver in respect of any Contract;
     (xvii) take any action that would cause any of the representations and warranties made by Seller in this Agreement not to be true and correct;
     (xviii) grant to any Person, or abandon, allow to lapse or encumber any interests or rights in any Transferred Intellectual Property;
     (xix) enter into any Contract that contains (A) a restriction on Seller’s ability to assign or otherwise transfer such agreement to Purchaser or any of its Affiliates and (B) any provision that provides for a change in any material term as a result of the assignment or other transfer of such agreement by any of Seller to Purchaser or any of its Affiliates;
     (xx) dispose of, sell or otherwise transfer any of the Purchased Assets other than the sale of inventory in the ordinary course of business consistent with the recent past practice of the Transferred Business; or
     (xxi) agree, in writing or otherwise, to do any of the foregoing.
     Section 5.3 Best Reasonable Efforts. During the period from the date hereof to the Closing Date, Seller shall cooperate with Purchaser and use their Best Reasonable Efforts to satisfy, or cause to be satisfied, the conditions precedent to Purchaser’s obligations hereunder. Without limiting the generality of the foregoing, Seller shall cooperate with Purchaser and use its Best Reasonable Efforts (a) to obtain any required Governmental Approvals and to give or make the notices and filings and (b) to obtain the approvals and consents and give the notices required in respect of the Contracts designated in Schedule 3.10 as requiring such action.
     Section 5.4 Insurance.
     (a) Schedule 5.4 sets forth a list of all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Purchased Assets or the Transferred Business included among the Purchased Assets. Seller shall keep or cause such insurance to be kept in full force and effect through the Closing Date. Seller has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has delivered to Purchaser correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.
     Section 5.5 Accounting Access. Commencing on the date hereof and for a period of three years from the Closing Date, Seller shall provide Purchaser with reasonable access to its personnel and independent accountants and advisors, and to the data and work papers (subject to Purchaser complying with any confidentiality, limitation of liability and other requirements of the accountants with respect to

ANNEX A
access to their work papers) that are Related to the Purchased Assets, but are not otherwise available to Purchaser, which are reasonably required to enable Purchaser to comply with any applicable Laws.
     Section 5.6 Compliance with Property Transfer Laws; State and Local Governmental Authorizations.
     (a) During the period from the date hereof to the Closing Date, Seller shall use its Best Reasonable Efforts to comply with all requirements of applicable property transfer Laws in order to consummate the transactions contemplated by this Agreement. During the period from the date hereof to the Closing Date, Seller agrees to provide Purchaser with any documents to be submitted to the relevant Governmental Authorities prior to submission, and no Seller shall take any action to comply with such Laws without Purchaser’s prior consent, which consent shall not be unreasonably withheld or delayed.
     (b) During the period from the date hereof to the Closing Date, Seller shall cooperate with Purchaser and shall assist Purchaser with identifying the state and local Governmental Authorizations, if any, required by Purchaser to operate the Purchased Assets from and after the Closing Date (other than Governmental Approvals).
     Section 5.7 Further Assurances. At any time after the Closing Date, Seller shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser necessary to evidence the transfer of the Purchased Assets or the other transactions contemplated hereby.
     Section 5.8 Certain Matters Involving the Transferred Intellectual Property and Licensed Intellectual Property. On or promptly after the Closing Date, Seller shall use Best Reasonable Efforts to assist Purchaser with all necessary steps to record with the appropriate Governmental Authorities, including any discretionary filings requested by Purchaser, the transfer from, or license by, Seller to Purchaser of all Transferred Intellectual Property and Licensed Intellectual Property previously Registered in or outside the United States.
     Section 5.9 Obligation to Update. Between the date of this Agreement and the Closing Date, Seller shall notify Purchaser in writing within a reasonable period of time Seller gains actual knowledge of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller gains actual knowledge of the occurrence after the date of this Agreement of any fact or condition that could reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. At least three Business Days prior to the Closing Date, Seller shall provide Purchaser with a list of any changes that would be required to Schedule 3.10 if such Schedule were being prepared in response to Section 3.10(a) as of the third Business Day prior to the Closing Date. Any breach of this Section 5.9 shall for purposes of Article VII be deemed to be a breach of a representation or warranty and not a breach of a covenant. The providing of notice under this Section shall not relieve Seller of any responsibility for a breach of the relevant representation or warranty nor shall such notice be deemed to update any Schedule to this Agreement.
     Section 5.10 Additional Intellectual Property Matters.
     (a) No Seller shall bring any claim, litigation or proceeding against Purchaser or its Affiliates (including any of Purchaser’s Successors or assigns to any significant portion of the Purchased Assets) for infringement or other violation of any Intellectual Property rights, including patents and trademarks, owned by or assigned to a Seller as of the Closing, based on the operation of the Purchased Assets.
     (b) Each of Seller hereby grants to Purchaser an irrevocable, perpetual, non-exclusive, transferable and sublicensable license to all Intellectual Property items owned by Sellers which are not part of the Purchased Assets and which are not explicitly identified as Excluded Assets (the “Retained

ANNEX A
Intellectual Property”), for use in connection with the Purchased Assets and the Transferred Business, as they exist now and may exist in the future.
     Section 5.11 Tax Matters.
     (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Transferred Business, Purchased Assets and Assumed Liabilities, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Transferred Business, Purchased Assets and Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.
     (b) Notwithstanding Section 5.11(a), any sales Tax, use Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Transferred Business, Purchased Assets and Assumed Liabilities shall be paid by Seller. Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes; provided that such action by Purchaser does not cause or would not be reasonably likely to cause Purchaser to incur tax liability in connection therewith.
     (c) Seller shall provide reimbursement for any Tax paid by Purchaser all or a portion of which is the responsibility of Seller in accordance with the terms of this Section 5.11. Within a reasonable time prior to the payment of any said Tax, Purchaser shall give notice to Seller of the Tax payable and the portion which is the liability of Seller, although failure to do so will not relieve Seller from its liability hereunder.
     Section 5.12 Regulatory Approvals.
     (a) Purchaser and Seller shall cooperate with each other and use their Best Reasonable Efforts to obtain all Government Approvals and to comply with the terms and conditions of all such Governmental Approvals. Purchaser and Seller shall use their Best Reasonable Efforts to, and shall use their Best Reasonable Efforts to cause their respective officers, directors, employees and Affiliates to, file within three days after the date hereof, and in all events shall file within seven days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Purchaser and Seller shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser or Seller, as the case may be, and any of their respective Subsidiaries, directors, officers, employees and stockholders which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Purchaser and Seller (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from Governmental Authorities relating to Governmental Approvals, and will supply the other parties with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Authorities with respect to Governmental Approvals.
     (b) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed. Purchaser and Seller shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or

ANNEX A
thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.
     (c) Nothing in this Section 5.12 shall require, or be construed to require, Purchaser to sell or hold separate, or to proffer to or agree to sell or hold separate, before or after the Closing Date, any assets, businesses or interest(s) in any assets or businesses of Purchaser, Seller or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Seller of any assets or businesses of Seller or any of its Subsidiaries), or to agree to any material changes or restriction in the operation of any such assets or businesses, or to cease or refrain from any association with any person or entity.
     Section 5.13 Non-Competition. In furtherance of the sale of the Purchased Assets and the Transferred Business to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Transferred Business so sold, Seller covenants and agrees that it will not: (a) engage, directly or indirectly in any solar module business in competition with the Transferred Business as it exists on the Closing Date; or (b) induce or attempt to persuade any employee, agent or customer of the Transferred Business as of the Closing Date to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Transferred Business.
ARTICLE VI
PURCHASER’S COVENANTS
     Section 6.1 Best Reasonable Efforts. During the period from the date hereof to the Closing Date, Purchaser shall cooperate with Seller and use its Best Reasonable Efforts to satisfy, or cause to be satisfied, the conditions precedent to Purchaser’s obligations hereunder. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, Purchaser shall cooperate with Seller and use its Best Reasonable Efforts to obtain the Governmental Approvals and to give or make the necessary notices or filings.
     Section 6.2 Further Assurances. At any time after the Closing Date, Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller necessary to evidence the transfer of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby.
     Section 6.3 Compliance with Property Transfer Laws; Governmental Authorizations. During the period from the date hereof to the Closing Date, Purchaser shall use its Best Reasonable Efforts to comply with all requirements of applicable property transfer Laws to the extent not superseded by the Sale Order in order to consummate the transactions contemplated by this Agreement. During the period from the date hereof to the Closing Date, Purchaser agrees to provide Seller with copies of any documents submitted to the relevant Governmental Authorities in connection with such compliance, and Purchaser shall not take any action to comply with such Laws without Seller’s consent which shall not be unreasonably withheld.
     Section 6.4 Obligation to Update. During the period from the date hereof to the Closing Date, Purchaser shall notify Seller in writing within a reasonable period of time if Purchaser gains actual knowledge of any fact or condition that causes or constitutes a breach of any of Purchaser’s representations and warranties as of the date of this Agreement, or if Purchaser gains actual knowledge (in the ordinary course of performing his or her duties) of the occurrence after the date of this Agreement of any fact or condition that would reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. The providing of notice under this Section 6.4 shall not relieve Purchaser of any responsibility for a breach of the relevant representation or warranty.

ANNEX A
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties True When Made. The representations and warranties of Seller contained herein shall have been true and correct when made, except where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Change. Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.
     (b) Covenants. The covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.
     (c) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained herein shall be true and correct as of the Closing Date and shall be deemed to be remade by Seller on that date (except that representations made as of a specific date need be only true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Change. Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.
     (d) Assignments and Novations. Purchaser shall have received an assignment or novation (including any necessary third-party consents and approvals) reasonably satisfactory to Purchaser to each of the Contracts identified in Annex A.
     (e) No Injunctions or Proceedings. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing, restricting or conditioning the consummation of the transactions contemplated by this Agreement shall be in effect. No litigation, investigation or administrative proceeding, in each case brought or initiated by a Governmental Authority, shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of the transactions contemplated by this Agreement. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, sanction, judgment, decree, injunction or other order which would be reasonably likely to have a Material Adverse Effect prior or subsequent to the Closing.
     (f) Other Instruments and Documents. Such other instruments and documents as are (i) required by any other provisions of this Agreement or (ii) reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Seller.
     (g) Other Approvals. Any other Governmental Approvals, notices and filings as may be required shall have been obtained, given or made and shall not contain any condition or provision that would constitute a Material Adverse Change.
     (h) Delivery of Other Closing Documents. Seller shall have executed and delivered all of the documents required to be delivered pursuant to Section 2.8.
     Section 7.2 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:

ANNEX A
     (a) Representations and Warranties True When Made. The representations and warranties of Purchaser contained herein shall have been true and correct when made except where the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Purchaser’s performance of its obligations hereunder. Seller shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Purchaser.
     (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects and Seller shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Purchaser.
     (c) Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained herein shall be true and correct as of the Closing Date and shall be deemed to be remade by Purchaser on that date (except that representations and warranties that are made as of a specific date need be true only as of such date), except where the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Purchaser’s performance of its obligations hereunder. Seller shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Purchaser.
     (d) No Injunctions or Proceedings. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing, restricting or conditioning the consummation of the transactions contemplated by this Agreement shall be in effect. No litigation, investigation or administrative proceeding, in each case brought or initiated by a Governmental Authority, shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of the transactions contemplated by this Agreement.
     (e) Other Instruments and Documents. Such other instruments and documents as are (i) required by any other provisions of this Agreement or (ii) reasonably necessary, in the opinion of Seller, to effect the performance of this Agreement by Purchaser.
     (f) Other Approvals. Any other Governmental Approvals, notices and filings as may be required shall have been obtained, given or made.
     (g) Delivery of Other Closing Documents. Purchaser shall have executed and delivered all of the documents required to be delivered pursuant to Section 2.7.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) By agreement of the parties hereto.
     (b) By Purchaser upon written notice to Seller, if (i) Seller is in breach or default of its covenants, agreements or other obligations herein, or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, (ii) such breach, default, untruth or inaccuracy is incapable of being cured, or if such breach, default, untruth or inaccuracy is capable of being cured, it is not cured within 10 days of receipt of notice that such breach, default or failure exists or has occurred and (iii) such breach, default, untruth or inaccuracy would constitute a failure to satisfy a Closing condition hereunder if the Closing were to occur at the time Purchaser seeks to terminate this Agreement under this Section 8.1(b).

ANNEX A
     (c) By Purchaser, by giving written notice of such termination to Seller, if the Closing shall not have occurred on or prior to the Final Date; provided that Purchaser is not in material breach of its obligations under this Agreement.
     (d) By Seller upon written notice to the Purchaser, if (i) either Purchaser is in material breach or default of its covenants, agreements, or other obligations herein, or if any of its representations and warranties herein were not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, (ii) such breach, default, untruth or inaccuracy is incapable of being cured, or if such breach, default, untruth or inaccuracy is capable of being cured, it is not cured within 10 days of receipt of notice that such breach, default, untruth or inaccuracy exists or has occurred and (iii) such breach, default, untruth or inaccuracy would constitute a failure to satisfy a Closing condition hereunder if the Closing were to occur at the time Seller seeks to terminate this Agreement under this Section 8.1(d).
     (e) By Seller, by giving written notice of such termination to Purchaser, if the Closing shall not have occurred on or prior to the Final Date; provided that Seller is not in material breach of its obligations under this Agreement.
     Any notice given pursuant to clause (b) or (d) of this Section 8.1 shall specify the condition or conditions that constitute the breach, default, untruth or inaccuracy.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to any other party hereto or their respective Affiliates, directors, officers or employees, except that the parties shall perform their obligations contained in this Section 8.2 and Sections 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.13; provided that nothing in this Article VIII shall relieve any party of its Liability for a breach of its obligations under this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made upon receipt if made in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by a national courier service or (c) sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person.
     Notices to Purchaser:
LDK Solar Co., Ltd.
Xinyu Hi-Tech Industrial Park
Jiangxi Province 338032
People’s Republic of China
Attention: Chief Financial Officer
Telephone:            (+86) 139-7902-7936
Facsimile:               (+86)   790-686-0060
     Notices to Seller:
Best Solar Co., Ltd.
6/F Administrative Building

ANNEX A
1368 Wuzhong Avenue
Wuzhong District
Suzhou, Jiangsu Province 215104
People’s Republic of China
Attention: President
Telephone:            (+86) 135-8486-1569
Facsimile:               (+86) 512-8225-0101
     Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided that (a) Purchaser may: (i) assign its rights hereunder to any direct or indirect wholly-owned Subsidiary and (ii) assign, pledge and grant a security interest in its right, title and interest in, to and under this Agreement and its rights thereunder as collateral security for any present or future indebtedness, which assignment, in either case, shall not relieve Purchaser of any obligations hereunder and (b) Purchaser and Seller may assign their rights and obligations to a person who acquires all or substantially all of that party’s assets (or, in the case of Purchaser, after the Closing, all or substantially all of the assets acquired by it under this Agreement) and assumes all of such Party’s obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.
     Section 9.4 Entire Agreement; Severability. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     Section 9.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective Successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their Successors and permitted assigns any rights or remedies under or by reason of this Agreement.
     Section 9.7 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or

ANNEX A
financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Purchaser may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
     Section 9.8 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the parties hereto (which approval shall not be unreasonably withheld or delayed).
     Section 9.9 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to or cause to be returned Seller all Books and Records furnished by Seller or any of their respective agents, employees, or representatives (including all copies, if any, thereof).
     Section 9.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
     Section 9.11 GOVERNING LAW AND JURISDICTION.
     (a) In the event of any claim, controversy or dispute between the parties with respect to this Agreement, each party agrees to consult with the other for a period of not less than 90 days from the date notice is given by a party to the other party that a claim, controversy, or dispute exists in order to determine whether there is a mutually acceptable resolution.
     (b) In the event that the consultation provided for in paragraph (a) of this Section 9.11 has not resulted in a mutually acceptable resolution, then such matter shall be exclusively and finally settled by arbitration held in Shanghai by China International Economic and Trade Arbitration Committee (“CIETAC”) in accordance with its prevailing rules at the time of arbitration, whose decision shall be final and legally binding on each party. The arbitral tribunal shall consist of three arbitrators to be appointed in accordance with such CIETAC rules. The arbitration fees payable to the arbitration organization and any reasonable attorney’s fees shall be borne by the losing party unless otherwise determined in the arbitration award. The arbitration proceedings shall be conducted in Chinese.
     (c) Nothing in this Agreement shall prevent either party from seeking provisional measures or other interim relief from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitration in this Agreement or as a waiver of the right to arbitrate.

ANNEX A
     (d) Pending resolution of the dispute in accordance with this Section 9.11, the parties shall continue to punctually perform their respective obligations and duties under this Agreement, except for those relating to discrepancies under arbitration.
THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PEOPLE’S REPUBLIC OF CHINA.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 9.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     Section 9.14 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 9.15 Mutual Drafting. This Agreement is the product of joint drafting and negotiation among the parties and no provision hereof shall be construed for or against any party based upon such party having been responsible or primarily responsible for the drafting thereof.
     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

LDK SOLAR CO., LTD		BEST SOLAR CO., LTD.

By:	/s/ Shao Yonggang (Signature)	By:	/s/ Zhou Shan (Signature)

Name:	Shao Yonggang (Print)	Name:	Zhou Shan (Print)

Title:	Authorized Signatory (Print)	Title:	Authorized Signatory (Print)

ANNEX A
PURCHASED ASSETS
          The Purchased Assets shall include all right, title and interest of Seller in and to all of the properties, assets, Contracts and rights Related to the Transferred Business (other than the Excluded Assets), wherever such properties, assets, contracts and rights are located and whether such assets are real, personal or mixed, tangible or intangible, matured or unmatured, known or unknown, contingent or fixed, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the Books and Records, including, without limitation, the assets listed below:
          (a) with respect to assets at Seller’s site at Nanchang, Jiangxi Province:
          (i) 31 items of machinery, including a battery tester, a humidity tester, an ultra-violet radiation tester and a solar array simulator.
          (ii) A light goods vehicle (license plate no. AOW775).
          (iii) 569 electronic items, including air conditioners, computers, printers, cameras, projectors and vacuum cleaners.
          (iv) A project, construction of which is currently in progress, valued at RMB90,034,751.79.
          (v) Items of prepaid expenses, valued at RMB7,381,111.11.
          (vi) All other items included in the valuation report on Seller’s Nanchang, Jiangxi Province site, dated January 20, 2010, prepared by Orient Appraisal Co., Ltd.;
          (b) with respect to assets at Seller’s site at Suzhou, Jiangsu Province:
          (i) 1,967 items of machinery, including a power press, computer networking and coaxial cables, a cutting machines and a sclerometer.
          (ii) 33 cars.
          (iii) 186 electronic items, including computers, air-conditioners, printers, fax machines, projectors and cameras.
          (iv) 6 projects, construction of which is currently in progress, valued collectively at RMB1,990,479.77.
          (v) An item of prepaid expense, valued at RMB19,863,072.67.
          (vi) All other items included in the valuation report on Seller’s Suzhou, Jiangsu Province site, dated January 20, 2010, prepared by Orient Appraisal Co., Ltd.
          (c) all of Seller’s interests in the Real Property together with all related certificates of occupancy, permits, plans, specifications, surveys, inspection reports, site inspections and related books and records;
          (d) all of the Contracts set forth in Schedule 3.10, unless otherwise specified therein;

ANNEX A
          (e) all inventory, wherever located (including inventory in transit and consignment inventory, if any), including, without limitation, all raw materials, work-in-process, recycled materials, finished products, packaging, supplies, tools, spare parts and other inventories located at the Real Property or elsewhere or reflected in the Books and Records that is Related to the Transferred Business;
          (f) all of the machinery, furniture and office equipment, including desks, tables, chairs, file cabinets and other storage devices, communications equipment, computers, office supplies, fixtures, fittings and other items of personal property which are owned or leased by Seller and located at the Real Property or elsewhere and that are Related to the Transferred Business, or that are in transit to, or temporarily removed from, the Real Property and which would otherwise be included among Purchased Assets;
          (g) all of Seller’s rights, title and interests in and to the Transferred Intellectual Property;
          (h) all of Seller’s rights, title and interests in and to the IT Assets Related to the Transferred Business;
          (i) all of Seller’s credits, prepaid expenses, deferred charges, advance payments, security deposits and duties, in each case, to the extent related to a Purchased Asset;
          (j) all of the Books and Records;
          (k) to the extent their transfer is permitted by applicable Law, all Governmental Authorizations, including all applications therefor;
          (l) to the extent transferable, all rights under express or implied warranties and licenses from Seller’s suppliers (including manufacturers and distributors) with respect to the Purchased Assets and any related claims, credits, rights of recovery and set-off with respect to such items;
          (m) all rights to causes of action, lawsuits, claims and demands of any nature available to Seller that Relate to the Purchased Assets or the Assumed Liabilities;
          (n) to the extent transferable, all guarantees, warranties, indemnities and similar rights in favor of Seller in connection with the Purchased Assets and any related claims, credits, rights of recovery and set-off with respect thereto;
          (o) all of the motor vehicles, whether or not licensed or registered to operate on public highways, including automobiles, trucks, self-propelled carts and other motorized lifting, material handling or transporting equipment and all spare parts, fuel and other supplies, tools and other items used in the operation or maintenance thereof which are owned or leased by either Seller and located at the Real Property or elsewhere and which are primarily used or held for use primarily in the conduct of the Transferred Business, or which are in transit to or temporarily removed from the Real Property and which would otherwise be included among the Purchased Assets;
          (p) all rights of Seller to any insurance proceeds relating to the damage, destruction or impairment of assets or other rights described in this Annex A which would have been Purchased Assets but for such damage, destruction or impairment prior to the Closing Date;
          (q) all rights, title and interests in or to warranties or claims against third parties relating to or arising from any of the Purchased Assets;
          (r) all Trade Accounts Payable; and

ANNEX A
          (s) all accounts receivable and notes receivable and other miscellaneous receivables of Seller on the Closing Date arising out of the sale or other disposition of goods or services Related to the Transferred Business or any Purchased Asset or otherwise arising out of the operation or conduct of the Transferred Business.

ANNEX B
EXCLUDED ASSETS
Any asset or property of Seller and any Affiliate of Seller other than those assets and properties included in the definition of Purchased Assets.

ANNEX C
EXCLUDED LIABILITIES
None other than described in Section 2.4.